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                                                               EXHIBIT 4(b)(vii)
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       THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
              ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
                (Under section 408A of the Internal Revenue Code)
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Check if this endorsement supersedes a prior Roth IRA endorsement      [ ]
Check if Roth Conversion IRA                                           [ ]
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This endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.

The annuitant is establishing a Roth individual retirement annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.
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                                   ARTICLE I

1. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), the Company will accept only cash contributions and only up to a maximum amount of $2,000 for any tax year of the annuitant.

2. If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

                                  ARTICLE II

The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single annuitant, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married annuitant who files jointly, between AGI of $150,000 and $160,000; and for a married annuitant who files separately, between $0 and $10,000. In the case of a conversion, the Company will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for that tax year exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

                                  ARTICLE III

The Annuitant's interest in the contract is nonforfeitable and nontransferable.

                                  ARTICLE IV

1.   The contract does not require fixed contributions.
2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied before the close of the calendar year following the year of the dividend as contributions toward the contract.

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                                   ARTICLE V

1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the annuitant or, if the annuitant has not so elected, at the election of the beneficiary, either:

     (a) Be distributed by December 31 of the calendar year containing the fifth anniversary of the annuitant's death; or
     (b) Be distributed over the life, or a period not longer than the life expectancy, of the designated beneficiary starting no later than December 31 of the calendar year following the calendar year of the annuitant's death. Life expectancy will be computed using the expected return multiples in Table V of section 1.72-9 of the Income Tax Regulations.

          If distributions do not begin by the date described in (b), distribution method (a) will apply.

2. If the annuitant's spouse is the sole beneficiary on the annuitant's date of death, such spouse will then be treated as the annuitant.

                                  ARTICLE VI

1. The Owner agrees to provide the Company with information necessary for the Company to prepare any reports required under sections 408(i) and 408A(d)(3)(E), and Regulations section 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

2. The Company agrees to submit reports to the Internal Revenue Service and the annuitant as prescribed by the Internal Revenue Service.

                                  ARTICLE VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

                                 ARTICLE VIII

This endorsement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments to this endorsement may be made with the consent of the persons whose signatures appear on the contract.

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                                   ARTICLE IX

1.   DEFINITIONS.

     Annuitant/Owner. References to "Annuitant" also mean "Owner". The Annuitant is the Owner of the Contract to which this endorsement is attached.

     ROTH CONVERSION IRA. A Roth Conversion IRA is a Roth IRA that accepts only IRA Conversion Contributions made during the same tax year.

     IRA CONVERSION CONTRIBUTIONS. IRA Conversion Contributions are amounts rolled over, transferred, or considered transferred from a non-Roth IRA to a Roth IRA. A non-Roth IRA is an individual retirement account or annuity described section 408(a) or 408(b), other than a Roth IRA.

2. Notwithstanding the provisions of Article V, a surviving spouse who is a beneficiary may elect any form of payment available under the contract with respect to the death benefit payable upon the annuitant's death

3.   For purposes of Article VIII,

     (a) the annuitant's signature on the application for this contract operates as a signature on this endorsement; and

     (b) all amendments of the endorsement, as required by law, shall be made effective by mailing by United States Postal Service a copy of such amendment to the Owner at his or her address of record as shown by the records of the Company. All amendments shall be effective on the earlier of:

          (i)  the date of such mailing; or
          (ii) in the case of a retroactive amendment, the effective date of the amendment.

4. This contract is for the exclusive benefit of the Owner or his or her beneficiaries. No amount of the annuity may be used as collateral for a loan.

5. Except as described in Article IX, paragraph 3, the effective date of this endorsement is the Date of Issue of the Contract.


                                           ____________________________________
                                                     President

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